CONSENT AND CERTIFICATION
                        BY FUTURES COMMISSION MERCHANT

1.   _______________________, (the "Undersigned") of Vision Limited
Partnership., Futures Commission Merchant, (the "FCM"), first duly authorized by the FCM, hereby consents to Vision Limited Partnership being named as a FCM in a Form S-1 Prospectus, as amended, filed with the Securities and Exchange Commission by Bromwell Financial Fund, Limited Partnership, (the "Fund") in connection with a proposed offering of limited partnership interests (the "Units") to the public as described in said Prospectus.

2. The Undersigned hereby certifies that the statements and information set forth in the Prospectus with respect to the FCM are accurate, complete and fully responsive to the requirement of disclosure of the material facts related to it and the relationship of the FCM with the Fund and such disclosures do not omit any information required to be stated therein with respect to the FCM which are necessary to make the statements and information therein with respect to it, not misleading.

3. The Undersigned agrees to perform the terms of the New Account Forms and to supply all information required, including, but not limited to, daily trade confirmation, monthly account statements and daily account runs. The Undersigned agrees further to take those actions reasonably required of the FCM by any regulatory or tax authority to keep the FCM and its customers in full compliance with all laws and regulations applicable to the operation of the FCM.



                                          By:  ______________________________

                                          Print Name:  ______________________

                                          Title:  ___________________________
                                          Vision Limited Partnership

Date: _________________ , 1999